RESTATED CERTIFICATE OF INCORPORATION

OF

AT&T INC.

AT&T INC., a Corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
1.  The name of the corporation is AT&T Inc., and the name under which the corporation was originally incorporated was Southwestern Bell Corporation.  The date of filing of its original Certificate of Incorporation with the Secretary of State was October 5, 1983.
2.  This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Restated Certificate of Incorporation of this corporation as heretofore amended or supplemented and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.
3.  The text of the Restated Certificate of Incorporation as amended or supplemented heretofore is hereby restated without further amendments or changes to read as herein set forth in full.
4.  This Restated Certificate of Incorporation was duly adopted by the Board of Directors on December 13, 2013, in accordance with Section 245 of the General Corporation Law of the State of Delaware.

ARTICLE ONE

The name of the corporation is AT&T Inc.

ARTICLE TWO

The address of the registered office of the corporation in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle.  The name of the registered agent of the corporation at such address is The Corporation Trust Company.

ARTICLE THREE

The purpose of the corporation is to engage in any business, lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOUR

The corporation shall have perpetual existence.

ARTICLE FIVE

The aggregate number of shares which the corporation is authorized to issue is 14,010,000,000 shares, consisting of 14,000,000,000 common shares having a par value of $1 per share and 10,000,000 preferred shares having a par value of $1 per share.

The preferred shares may be issued from time to time in one or more series.  The Board of Directors is authorized to establish by resolution the number of preferred shares in each series, the designation thereof, the powers, preferences, and rights and the qualifications, limitations or restrictions of each series and the variations, if any, as between each series.

No holder of any class or series of shares shall have any preemptive right to purchase any additional issue of shares of the corporation of any class or series or any security convertible into any class or series of shares.

ARTICLE SIX

The business and affairs of the corporation shall be under direction of a Board of Directors.  The number of directors, their terms and the manner of their election shall be fixed by the Bylaws of the corporation.  The directors need not be elected by written ballot unless required by the Bylaws of the corporation.

No director of this corporation shall be liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability 1) for any breach of the director’s duty of loyalty to the corporation or its stockholders; 2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law; 3) under Section 174 of the Delaware General Corporation Law; or 4) for any transaction from which a director derived an improper benefit.

ARTICLE SEVEN

The Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the corporation.

ARTICLE EIGHT

Notwithstanding any other provisions of this Certificate of Incorporation or the Bylaws of the corporation, no action which is required to be taken or which may be taken at any annual or special meeting of stockholders of the corporation may be taken by written consent without a meeting, except where such consent is signed by stockholders representing at least two-thirds of the total number of shares of stock of the corporation then outstanding and entitled to vote thereon.

ARTICLE NINE

The corporation reserves the right to amend and repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware.  All rights herein conferred are granted subject to this reservation.

IN WITNESS WHEREOF, said AT&T Inc. has caused this Restated Certificate of Incorporation to be signed by Randall L. Stephenson, its Chairman, Chief Executive Officer and President, and attested by Ann E. Meuleman, its Senior Vice President and Secretary, this 13th day of December 2013.

AT&T INC.

(seal)                                                          By:     /s/ Randall L. Stephenson
         Randall L. Stephenson
             Chairman, Chief Executive Officer and President

Attest:             /s/ Ann E. Meuleman
    Ann E. Meuleman
    Senior Vice President and Secretary